Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated March 21, 2016 relating to Moleculin Biotech, Inc.’s financial statements as of December 31, 2015 and for the period from July 28, 2015 (Inception) to December 31, 2015 and our report dated March 21, 2016 relating to Moleculin, LLC’s financial statements as of December 31, 2015 and 2014 and for the years then ended. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 21, 2016